Exhibit 99.1

Press Release	Investor Relations Contact: Rod Cooper (831.439.2371) rod.cooper@seagate.com

Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

SEAGATE TECHNOLOGY REPORTS FISCAL THIRD QUARTER 2003 RESULTS

SCOTTS VALLEY, CA – April 15, 2003 – Seagate Technology (NYSE: STX) today reported revenue of $1.62 billion, net income of $174 million, and diluted earnings per share of $0.37 for the quarter ended March 28, 2003, compared to $1.69 billion, $193 million, and $0.45, respectively, in the year-ago quarter.

For the nine-month period ended March 28, 2003, Seagate reported revenue of $4.93 billion, net income of $481 million, and diluted earnings per share of $1.04, compared to $4.61 billion, $351 million and $0.85, respectively, for the nine months ended March 29, 2002.

The company shipped 16.6 million disc drives in the third fiscal quarter, reflecting an increase of 1.6 million units over the year-ago quarter. This includes approximately 4.6 million disc drives shipped on the 80GB/disc platform. The company expects OEMs still qualifying the 80GB/disc platform will complete qualification during the June quarter, and by the end of the June quarter substantially all of the company’s personal storage shipments will be on this platform.

“Seagate’s competitive advantages in the data storage marketplace, particularly our vertically integrated supply chain, drove solid financial results in what is a seasonally down quarter,” said Steve Luczo, chairman and chief executive officer. “We continue to meet market challenges with leading technology, reliability and production flexibility which are defining characteristics of Seagate’s leadership position. These enable us to offer a broad line of products that can be ramped up, qualified and shipped to meet quickly and cost-efficiently the changing needs of our customers in a dynamic market. We successfully ramped production of our 80GB/disc platform and expect continued progress in the upcoming quarter.”

Consistent with its quarterly dividend policy, Seagate’s board of directors has declared a quarterly cash distribution of $0.03 per share to be paid on or before May 23, 2003 to all common shareholders of record as of May 9, 2003.

Analyst and Investor Meeting

Seagate’s senior management team will host a meeting for analysts and investors on Thursday, May 1, 2003. More information regarding this event and a link to the live webcast can be found at www.seagate.com.

Conference Call

Seagate Technology will hold a conference call to review the third quarter results at 2:00 p.m. Pacific Time on April 15, 2003. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning April 15 at 5:30 p.m. Pacific Time through April 22 at 11:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-475-6701

International: 320-365-3844

Access code: 680315

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives for Enterprise, PC and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “intends” and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks in our ability to introduce, qualify, manufacture, and sell new products on a timely and cost-effective basis, the impact of changes in general world and domestic economic conditions in light of the military conflict in Iraq, the impact on operations and demand, particularly in the Far East, of the SARS outbreak, as well as other factors described in Seagate’s Report on Form 10Q for the quarter ended December 27, 2002 and its Registration Statement on Form S-1, each as filed with the Securities and Exchange Commission. The company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s estimates or views as of any subsequent date.

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SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	March 28, 2003	March 29, 2002	March 28, 2003	March 29, 2002
Statement of Operations Data
Revenue	$1,620	$1,691	$4,933	$4,614
Gross profit	434	511	1,299	1,246
As a percent of revenue	26.8%	30.2%	26.3%	27.0%
Income before income taxes	$180	$214	$495	$403
Provision for income taxes	6	21	14	52
Net Income:
Amount	$174	$193	$481	$351
As a percent of revenue	10.7%	11.4%	9.8%	7.6%
Net income per share:
Basic	$0.41	$0.48	$1.17	$0.88
Diluted	0.37	0.45	1.04	0.85
Number of shares used in per share calculations:
Basic	429	401	413	400
Diluted	476	429	465	411

SEAGATE TECHNOLOGY

FINANCIAL HIGHLIGHTS

(Dollars In Millions)

	March 28, 2003	March 29, 2002
Balance Sheet Data
Cash, Cash Equivalents and Short-Term Investments	$1,076	$1,103
Accounts Receivable, net	$657	$703
Days Sales Outstanding	37	38
Inventories	$301	$315
Inventory Turns	15.8	15.0
Capital Expenditures (3 months)	$136	$90

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2003	March 29, 2002	March 28, 2003	March 29, 2002
Revenue	$1,620	$1,691	$4,933	$4,614

Cost of revenue	1,186	1,180	3,634	3,368
Product development	167	177	496	492
Marketing and administrative	85	97	276	302
Amortization of intangibles	—	5	—	15
Restructuring costs, net	—	4	7	4

Total Operating Expenses	1,438	1,463	4,413	4,181

Income from Operations	182	228	520	433

Interest income	4	6	12	21
Interest expense	(11)	(19)	(36)	(61)
Other, net	5	(1)	(1)	10

Other Income (Expense), net	(2)	(14)	(25)	(30)

Income before income taxes	180	214	495	403
Provision for income taxes	6	21	14	52

Net Income	$174	$193	$481	$351

Net income per share:
Basic	$0.41	$0.48	$1.17	$0.88
Diluted	0.37	0.45	1.04	0.85

Number of shares used in per share calculations:
Basic	429	401	413	400
Diluted	476	429	465	411

SEAGATE TECHNOLOGY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	March 28, 2003	June 28, 2002
ASSETS
Cash and cash equivalents	$679	$612
Short-term investments	397	231
Accounts receivable, net	657	614
Inventories	301	347
Other current assets	162	158

Total Current Assets	2,196	1,962
Property, equipment and leasehold improvements, net	1,062	1,022
Intangible assets, net	5	6
Other assets, net	119	105

Total Assets	$3,382	$3,095

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$709	$743
Affiliate accounts payable	3	12
Accrued employee compensation	179	190
Accrued deferred compensation	—	147
Accrued expenses	319	339
Accrued income taxes	179	170
Current portion of long-term debt	4	2

Total Current Liabilities	1,393	1,603
Other liabilities	98	102
Long-term debt, less current portion	745	749

Total Liabilities	2,236	2,454

Shareholders’ Equity	1,146	641

Total Liabilities and Shareholders’ Equity	$3,382	$3,095